Exhibit 12-C
                                                                     Page 1 of 2



              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)


                                                    Twelve Months Ended December 31,

                                  1998             1997             1996             1995            1994
                               ----------       ----------       ----------       ----------      -----------

OPERATING REVENUES              $919,594         $943,109         $910,408         $854,674        $801,303
                                 -------          -------          -------          -------         -------

OPERATING EXPENSES               752,168          728,644          733,664          686,183         655,805
  Interest portion
   of rentals (A)                  9,784            6,151            5,367            5,186           5,315
                                 -------          -------          -------          -------         -------
    Net expense                  742,384          722,493          728,297          680,997         650,490
                                 -------          -------          -------          -------         -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                      943            1,100            1,245            2,430           3,847
  Other income/
   (expense), net                (13,539)           3,371            1,220          129,660         (98,953)
                                 -------          -------           ------          -------         -------
    Total other income
     and deductions              (12,596)           4,471            2,465          132,090         (95,106)
                                 -------          -------           ------          -------         -------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)              $164,614         $225,087         $184,576         $305,767        $ 55,707
                                 =======          =======          =======          =======         =======

FIXED CHARGES:
  Interest on funded
   indebtedness                 $ 42,493         $ 43,885         $ 45,373         $ 45,844        $ 43,270
  Other interest (B)              17,194           15,765           14,436           14,147          15,137
  Interest portion
   of rentals (A)                  9,784            6,151            5,367            5,186           5,315
                                 -------          -------          -------          -------         -------
    Total fixed
     charges                    $ 69,471         $ 65,801         $ 65,176         $ 65,177        $ 63,722
                                 =======          =======          =======          =======         =======

RATIO OF EARNINGS
 TO FIXED CHARGES                   2.37             3.42             2.83             4.69            0.87
                                    ====             ====             ====             ====            ====

Preferred stock
 dividend requirement                483              483              944              944           2,960
Ratio of income before
 provision for
 income taxes to
 net income (C)                   164.8%           170.3%           172.9%           162.0%          174.8%
Preferred stock
 dividend requirement
 on a pretax basis                   796              823            1,632            1,529           5,174
Fixed charges, as above           69,471           65,801           65,176           65,177          63,722
                                 -------          -------          -------          -------         -------
  Total fixed charges
   and preferred
   stock dividends              $ 70,267         $ 66,624         $ 66,808         $ 66,706        $ 68,896
                                 =======          =======          =======          =======         =======

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                    2.34             3.38             2.76             4.58            0.81
                                    ====             ====             ====             ====            ====

                                                                    Exhibit 12-C
                                                                     Page 2 of 2



              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)






Notes:


(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $9,000, $9,000, $9,000, $9,000 and $3,200 for the years
       1998, 1997, 1996, 1995 and 1994, respectively.

(C) Represents income before provision for income taxes divided by income before extraordinary item/net income as follows:


                                                    Twelve Months Ended December 31,

                                  1998             1997             1996             1995            1994*
                               ----------       ----------       ----------       ----------      -----------
Income before provision
 for income taxes               $ 95,143         $159,286         $119,400         $240,590        $   -

Income before extraordinary
 item/Net Income                  57,720           93,517           69,067          148,540            -


* For the twelve months ended December 31, 1994, the ratio was based on the composite income tax rate for 1994.

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